Exhibit 99.1

LifeVantage Announces Record Third Quarter Fiscal Year 2012

Net Revenue Increases 263% Over Prior Year Period to $36.2 Million

Operating Income Improves to a Record $6.4 Million

Company Raises Full Year Fiscal 2012 Revenue and Operating Margin Guidance

Salt Lake City, UT, May 15, 2012, LifeVantage Corporation (OTCBB: LFVN), the leader in Nrf2 science and the maker of Protandim®, the Nrf2 Synergizer™ patented dietary supplement, today reported financial results for the third quarter and nine months ended March 31, 2012.

Fiscal 2012 Third Quarter Highlights Include:

•	Net revenue increased 263% to $36.2 million compared to same quarter last year;

•	Operating margin increased to 17.7% compared to 7.9% in the same quarter last year;

•	Operating income grew 709% compared to the same quarter last year to $6.4 million;

•	Cash and cash equivalents were $16.9 million with no debt;

•	Stockholder’s Equity increased to $22.5 million compared to a Stockholder’s Deficit of $(20.8) million as of June 30, 2011.

Fiscal 2012 Third Quarter Results

For the third fiscal quarter ended March 31, 2012, the Company reported record net revenue of $36.2 million, compared to $10.0 million for the same period in fiscal 2011, an increase of 263%. On a sequential quarter basis, net revenue increased 43% from the $25.3 million reported for the Company’s 2012 second fiscal quarter ended December 31, 2011.

Gross profit for the fiscal quarter ended March 31, 2012 increased to $31.2 million, compared to $8.4 million for the same period last year, delivering a gross margin of 86.2%, compared to 84.1% for the same period last year.

Operating expenses for the third fiscal quarter decreased as a percent of revenue to 68.5%, or $24.8 million, compared to 76.2% of revenue, or $7.6 million, for the same period last year. On a sequential quarter basis, operating expenses as a percentage of revenue were relatively flat. The increase in the amount of operating expenses is due primarily to increased sales commissions which are a direct result of the Company's higher sales volume. This increase in the amount of operating expenses also reflects greater investment in personnel and infrastructure to position the Company for future growth.

Operating income improved to $6.4 million for the third fiscal quarter, compared to $0.8 million in the same period last year and $4.3 million in the second fiscal quarter. This was the Company's seventh consecutive quarter of achieving operating income. Operating income margin was 17.7% in the third fiscal quarter, compared to 7.9% in the same period last year and 16.9% in the second fiscal quarter.

Fiscal 2012 First Nine Months Results

For the nine months ended March 31, 2012, the Company reported record net revenue of $81.6 million, compared to $23.9 million for the same period in fiscal 2011, a 242% increase. Operating income increased to $14.1 million, compared to $1.7 million in the same period last year.

Douglas C. Robinson, President and Chief Executive Officer of LifeVantage, stated, “We are pleased to report another record quarter for LifeVantage, as we continue to execute on all fronts and achieve tremendous growth for our business. In the third quarter, we significantly increased our top line as well as our operating margins while continuing to invest in our infrastructure by adding headcount, increasing our marketing efforts, and expanding our investment in research.”

Mr. Robinson continued, “At the beginning of this fiscal year, we outlined a plan for significant investment in our infrastructure and increasing personnel in corporate administration, finance, marketing, operations, sales and R&D. This investment is providing the necessary platform for us to continue our organic growth and position us to enter new markets. In addition to strong growth in our core United States market, we continue to benefit from international opportunities. Our business in Japan is achieving strong growth and we expect to be shipping product to Australia beginning this month.”

Mr. Robinson concluded, “Mid-way through our final quarter of fiscal 2012, we are well-positioned to deliver another record year of revenue growth and operating profits. Our year-to-date results exceeded our expectation, and as a result, we are increasing our annual revenue and operating income guidance. We are excited to build off this positive momentum as we finish fiscal 2012 and look toward fiscal 2013 and beyond.”

Balance Sheet & Liquidity

The Company improved its balance sheet in the third fiscal quarter. The Company's cash balance at March 31, 2012 was $16.9 million, an increase from $6.4 million at year end fiscal 2011, due to strong revenue growth and operating profits. The Company generated $11.7 million of cash flow from operations for the nine months ended March 31, 2012, compared to $2.4 million for the nine months ended March 31, 2011. Stockholders’ Equity increased to $22.5 million as of March 31, 2012 compared to a stockholders loss of $(20.8) million as of June 30, 2011.

As of March 31, 2012, the Company eliminated the balances in both short- and long-term derivative liabilities. With the warrant modification approved on December 29, 2011, and the exercise of certain other warrants in March 2012, the Company has now removed all derivative warrant liabilities from its balance sheet and has recognized the final changes in fair value of these warrants in its income statement.

Carrie McQueen, Chief Financial Officer, commented, “We are pleased with our continued progress in improving our balance sheet and the overall financial position of LifeVantage. Our third quarter balance sheet is now free of both short- and long-term derivative liabilities, with a significant positive impact on our Shareholders’ Equity. While our third quarter income statement was impacted by the final non-cash changes in fair value resulting from these derivative warrant liabilities we now look forward to our future financial results more accurately reflect the performance of LifeVantage.”

Guidance

The Company is raising its full year guidance for fiscal 2012. LifeVantage expects to generate revenue for the fiscal year in a range of $120 million to $125 million, compared to the previous range of $105 million to $115 million. Further, the Company expects to generate operating income for the fiscal year in a range of $19.2 million to $21.3 million, and an operating margin of 16% to 17%. The previous range of operating income was $13.7 million to $17.3 million, and an operating margin of 13% to 15%.

Conference Call Information

The Company will hold an investor conference call today at 2:30 p.m. Mountain time (4:30 p.m. Eastern time). Investors interested in participating in the live call can dial (888) 505-4378 from the U.S. International callers can dial (719) 325-2344. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, May 17, 2012, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from international locations, and entering confirmation code 3428594.

There also will be a simultaneous, live webcast available on the Investor Relations section of the Company’s web site at http://investor.lifevantage.com/events.cfm The webcast will be archived for approximately one year.

About LifeVantage Corporation

LifeVantage, (OTCBB:LFVN), the leader in Nrf2 science and the maker of Protandim®, the Nrf2 Synergizer™ patented dietary supplement, is a science based nutraceutical company. LifeVantage is dedicated to visionary science that looks to transform wellness and anti-aging internally and externally with products that dramatically reduce oxidative stress at the cellular level. The Company was founded in 2003 with corporate headquarters in Salt Lake City, UT and operations in San Diego, CA. For more information, visit www.LifeVantage.com.

Forward Looking Statements

This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believe,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates,” “look forward to” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Examples of forward-looking statements include, but are not limited to, statements we make regarding our anticipated revenue, operating profitability, cash flow from operations and future investment and growth. Such forward-looking statements are not guarantees of performance and the Company’s actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, the potential failure or unintended negative consequences of the implementation of the Company’s network marketing sales channel; the Company’s ability to retain independent distributors or to attract new independent distributors on an ongoing basis; the potential for third party and governmental actions involving the Company’s network marketing sales channel; the potential for product liability claims against the Company; the risk that government regulators and regulations could adversely affect the Company’s business; future laws or regulations may hinder or prohibit the production or sale of the Company’s existing product and any future products; unfavorable publicity could materially hurt the Company’s business; and the Company’s ability to protect its intellectual property rights and the value of its product. These and other risk factors are discussed in greater detail in the Company’s Annual Report on Form 10-K and its Quarterly Report on Form 10-Q under the caption “Risk Factors,” and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.

Investor Relations Contact:

Cindy England (801) 432-9036

Director of Investor Relations

-or-

John Mills (310) 954-1105

Senior Managing Director, ICR, LLC

LIFEVANTAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	As of,
	March 31, 2012	June 30, 2011
ASSETS
Current assets
Cash and cash equivalents	$16,896,369	$6,370,974
Marketable securities, available for sale	—	350,000
Accounts receivable, net	817,158	941,802
Inventory	6,980,520	2,124,663
Current portion of deferred income taxes	2,237,494	—
Prepaid expenses and deposits	1,948,426	487,812

Total current assets	28,879,967	10,275,251

Long-term assets
Property and equipment, net	1,766,609	227,811
Intangible assets, net	1,912,399	1,963,277
Deferred income taxes, less current portion	474,506	—
Deposits	342,173	32,173

TOTAL ASSETS	$33,375,654	$12,498,512

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$—	$799,210
Commission payable	4,433,803	1,999,969
Reserve for sales returns	764,894	435,135
Accrued bonuses	1,835,480	782,852
Other accrued expenses	3,643,826	1,423,370
Customer deposits	90,691	69,893
Revolving line of credit and accrued interest	—	433,984
Short-term derivative liabilities	—	7,435,883

Total current liabilities	10,768,694	13,380,296

Long-term liabilities
Other liabilities	76,430	21,017
Derivative liabilities	—	19,905,401

Total liabilities	10,845,124	33,306,714

Commitments and contingencies
Stockholders’ deficit
Preferred stock - par value $.001, 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock - par value $.001, 250,000,000 shares authorized; 109,219,361 and 98,794,499 issued and outstanding as of March 31, 2012 and June 30, 2011, respectively	109,898	98,795
Additional paid-in capital	104,260,897	67,606,293
Accumulated deficit	(81,792,667)	(88,453,607)
Accumulated other comprehensive income/l(loss)	(47,598)	(59,683)

Total stockholders’ equity (deficit)	22,530,530	(20,808,202)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$33,375,654	$12,498,512

The Notes included in Form 10-Q for the period ended March 31, 2012 are an integral part of these condensed consolidated statements.

LIFEVANTAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the three months ended March 31,		For the nine months ended March 31,
	2012	2011	2012	2011
Sales, net	$36,211,615	$9,975,224	$81,578,972	$23,878,662
Cost of sales	4,988,548	1,581,866	11,624,980	3,793,535

Gross profit	31,223,067	8,393,358	69,953,992	20,085,127

Operating expenses:
Sales and marketing	19,676,246	5,350,388	44,096,845	12,781,834
General and administrative	4,616,165	2,081,108	10,491,795	5,084,270
Research and development	378,098	115,515	924,450	315,025
Depreciation and amortization	146,063	54,084	322,740	157,984

Total operating expenses	24,816,572	7,601,095	55,835,830	18,339,113

Operating income	6,406,495	792,263	14,118,162	1,746,014

Other income (expense):
Interest income (expense)	21,310	(468,900)	8,570	(2,477,805)
Change in fair value of derivative liabilities	(10,686,945)	(10,090,924)	(6,740,525)	(2,777,953)

Total other income (loss)	(10,665,635)	(10,559,824)	(6,731,955)	(5,255,758)

Net income (loss) before income taxes	(4,259,140)	(9,767,561)	7,386,207	(3,509,744)
Income tax benefit (expense)	(586,653)	—	250,806	(95,000)

Net income (loss)	(4,845,793)	(9,767,561)	7,637,013	(3,604,744)

Net income (loss) per share, basic	$(0.05)	$(0.13)	$0.08	$(0.05)

Net income (loss) per share, diluted	$(0.05)	$(0.13)	$0.07	$(0.05)

Weighted average shares, basic	103,016,170	73,181,511	100,450,070	69,281,640
Weighted average shares, diluted	103,016,170	73,181,511	115,232,578	69,281,640

Other comprehensive income (loss), net of tax:

Foreign currency translation adjustment	(80,278)	(17,359)	12,085	(24,825)

Other comprehensive income (loss)	(80,278)	(17,359)	12,085	(24,825)

Comprehensive income (loss)	$(4,926,071)	$(9,784,920)	$7,649,098	$(3,629,569)

The Notes included in Form 10-Q for the period ended March 31, 2012 are an integral part of these condensed consolidated statements.